UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Cedar Fair, L.P.

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On March 29, 2011, Cedar Fair, L.P. issued the following news release:

News Release

For Immediate Release March 29, 2011	Contact:	Stacy Frole	(419) 627-2227

CEDAR FAIR FILES PRELIMINARY PROXY STATEMENT FOR REQUESTED SPECIAL MEETING OF UNITHOLDERS

•	Company includes its own proposals that, if approved, would give unitholders the right to nominate potential directors for election to the Board

•	Recommends vote AGAINST Q Investments’ proposal

SANDUSKY, OHIO, March 29, 2011 – Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today announced that it has filed a preliminary proxy statement with the Securities and Exchange Commission regarding a Special Meeting of Unitholders requested by Q Funding III, L.P. and Q4 Funding, L.P. (Q Investments), which together beneficially own 5,687,276 units, or approximately 10.28% of the outstanding units of Cedar Fair.

Q Investments has requested a Special Meeting of unitholders to vote on an amendment of the limited partnership agreement to give unitholders the right to nominate directors for election to the Board of Directors. However, Q Investments’ proposal is inconsistent with the applicable governance documents of Cedar Fair and Cedar Fair Management, Inc., its General Partner, which requires that the regulations of the General Partner be amended in order to give unitholders the right to nominate directors for election to the Board of Directors. In particular, Q Investments’ proposal is solely an amendment of the Company’s partnership agreement and does not include the required amendment to the regulations of the General Partner. Therefore, Q Investments’ proposal would be ineffective to accomplish the goal of giving unitholders the right to nominate directors for election to the Board of Directors.

In addition, Q Investments’ proposal does not require that any unitholder intending to nominate potential directors for election to the Board of Directors provide any advance notice of, or any

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259        419-627-2233

Cedar Fair Files Preliminary Proxy Statement

For Requested Special Meeting of Unitholders

March 29, 2011

information with respect to, such nominee. The fact that Q Investments’ proposal lacks any basic procedural or informational requirements means that nominations could be made in a disorganized manner that is not in the best interests of unitholders. As a result, the Board of Directors recommends a vote “AGAINST” Q Investments’ proposal.

However, the Board of Directors understands unitholders may desire to have the right to nominate potential directors for election to the Board of Directors. Therefore, and as an alternative to Q Investments’ proposal, the Company is putting two proposals on the agenda for this upcoming Special Meeting that, if approved, would give the unitholders the right to nominate directors for election to the Board of Directors in a manner that is consistent with the applicable governance structure of Cedar Fair and its General Partner. Specifically, the two proposals by the Company are (i) an amendment to the regulations of the General Partner to permit the limited partnership agreement to include a provision giving unitholders the right to nominate potential directors for election to the Board of Directors and (ii) an amendment to the limited partnership agreement to establish certain procedures and information requirements pursuant to which unitholders can nominate potential directors for election to the Board of Directors.

The Company has offered these proposals in order to provide unitholders with an opportunity to vote on proposals that are compliant with the governance structure of Cedar Fair and its General Partner and that, if approved, would effectively establish the right of unitholders to nominate directors for election to the Board of Directors in an orderly, organized and uniform manner.

About Cedar Fair

Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, six outdoor water parks, one indoor water park and five hotels. Its parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan, and Toronto, Ontario. Cedar Fair also operates the Gilroy Gardens Family Theme Park in California under a management contract. Cedar Fair’s flagship park, Cedar Point, has

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259        419-627-2233

Cedar Fair Files Preliminary Proxy Statement

For Requested Special Meeting of Unitholders

March 29, 2011

been consistently voted the “Best Amusement Park in the World” in a prestigious annual poll conducted by Amusement Today newspaper.

Additional Information

This may be deemed to be solicitation material in respect of the proposals described in the preliminary proxy statement on Schedule 14A, filed by the Company on March 29, 2011. In addition, the Company will file with, or furnish to, the Securities and Exchange Commission (the “SEC”) all relevant materials, including a definitive proxy statement on Schedule 14A (when available). BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING, THE PRELIMINARY PROXY STATEMENT ON SCHEDULE 14A FILED BY THE COMPANY ON MARCH 29, 2011 AND, WHEN AVAILABLE, THE DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSALS. The definitive proxy statement on Schedule 14A (when available) will be mailed to unitholders of the Company. Investors and security holders will be able to obtain a copy of the preliminary proxy statement, definitive proxy statement (when available) and other documents filed by the Company free of charge from the SEC’s website, www.sec.gov. The Company’s unitholders will also be able to obtain, without charge, a copy of the preliminary proxy statement, the definitive proxy statement (when available) and other relevant documents by directing a request by mail or telephone to Investor Relations, Cedar Fair, L.P., One Cedar Point Dr., Sandusky, OH 44870, telephone: (419) 627-2233, or from the Company’s website, www.cedarfair.com, or by contacting Morrow & Co., LLC, at (203) 658-9400 or toll free at (800) 206-5879.

The Company and its directors and executive officers and certain other members of its management and employees may be deemed to participate in the solicitation of proxies in respect of the proposals. Additional information regarding the interests of such potential participants is included in the proxy statement.

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Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259        419-627-2233